UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2015

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Termination and Transition Agreement with Debiopharm

On February 6, 2015, Curis, Inc. (the “Company”) entered into a termination and transition agreement (“Transition Agreement”) with Debiopharm International S.A. (“Debiopharm”) to terminate that certain License Agreement, dated August 5, 2009, between the Company and Debiopharm, under which the Company granted Debiopharm an exclusive, worldwide license to Debio 0932, a small molecule inhibitor of heat shock protein 90, or HSP90, as amended (“License Agreement”). The Transition Agreement is effective as of February 5, 2015 (the “Termination Date”).

Under the terms of the Transition Agreement, the licenses and all other rights granted by the Company related to Debio 0932 have been terminated and reverted to the Company effective as of the Termination Date. Debiopharm ceased enrollment in all clinical trials as of the Termination Date. In addition, the Company exercised its right, pursuant to the License Agreement, to obtain a non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under intellectual property rights of Debiopharm to develop, make, have made, use, sell, offer for sale, have sold and import Debio 0932 and any product containing Debio 0932, and Debiopharm will transfer to the Company the U.S. investigational new drug application related to Debio 0932. Debiopharm also assigned its sole patent application related to Debio 0932 to the Company.

Under the terms of the Transition Agreement, Debiopharm will transition ongoing Debio 0932 development and manufacturing activities to the Company and will transfer the manufacturing technology necessary for the manufacture of Debio 0932 and all data generated by or on behalf of Debiopharm relating to Debio 0932 to the Company.

The Company has agreed to make the following payments to Debiopharm under the terms of the Transition Agreement:

Up-front drug product payment. The Company has agreed to pay $750,000 within fifteen (15) days of the Termination Date, primarily in consideration for Debiopharm providing Debio 0932 drug product for use in the Company’s future clinical studies.

Milestone payments. The Company has agreed to make each of the following one-time payments to Debiopharm:

(i)	$3,000,000 within 30 days after the first dosing of the first patient in the first Phase 3 clinical trial of Debio 0932; and

(ii)	$10,000,000 within 30 days after receipt of the first marketing approval for Debio 0932 in the United States of America or any specified major European market (whichever occurs first);

Royalties on the Company’s net sales. The Company has agreed to pay to Debiopharm royalties at a rate of 3% of net sales by the Company (excluding sales by the Company’s third party sublicensees) of products containing Debio 0932.

Amounts that the Company receives from sublicensees. The Company has agreed to pay to Debiopharm the following percentages of amounts that the Company receives from third party sublicensees;

(i)	10% of any royalties that the Company receives from third party sublicensees based on such sublicensees’ net sales of products containing Debio 0932; and

(ii)

15% of any non-royalty sublicense payments that the Company receives from third party sublicensees, provided that the maximum aggregate amount payable by the Company to Debiopharm with respect to non-royalty sublicense payments is $20,000,000, unless such sublicense payments are attributable to the Company’s grant to a third party sublicensee of a license or sublicense to develop or commercialize a topical formulation of Debio 0932 for local, non-systemic delivery for the treatment of psoriasis, in which case there is no such maximum aggregate.

The foregoing summary description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 1.02.	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 above with respect to the Transition Agreement is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Michael P. Gray
Date: February 11, 2015		Michael P. Gray Chief Financial and Chief Business Officer